EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Charter Services Group, Inc. organized as a new subsidiary of Service 1st
Bancorp

TRACY, California - July 7, 2006

Service 1st Bancorp today announced completion of the organization of Charter Services Group, Inc., a California corporation ("Charter"), incorporated on May 23, 2006, as its new wholly-owned non-banking subsidiary formed to provide consulting services primarily related to the formation of start-up (de novo) banks. It is anticipated that such consulting services will include consultation with prospective organizers of de novo banks related to regulatory approval, capitalization and infrastructure requirements, among other matters.

Five of Service 1st Bancorp's incumbent directors, Dean F. Andal, John O. Brooks, Eugene C. Gini, Bryan R. Hyzdu and Anthony F. Souza, will serve as directors of Charter. Charter's management will consist of John O. Brooks, Chairman, Bryan R. Hyzdu, President and Chief Executive Officer, Robert E. Bloch, Chief Financial Officer and Daisy C. Plovnick, Vice President. Charter will conduct its operations from its headquarters office to be located at 1901 Kettleman Lane, Suite 100, Lodi, California.

Mr. Hyzdu and Ms. Plovnick will be primarily responsible for the day-to-day operations of Charter. Mr. Hyzdu has prior de novo bank consulting experience in addition to his general banking background. He will continue to serve as President and Chief Executive Officer of Service 1st Bank. Patrick Carman, Executive Vice President and recently appointed Chief Operating Officer, will have increased responsibility related to the Bank's daily operations as Mr. Hyzdu devotes attention to the implementation of Charter's business plan.

Ms. Plovnick has extensive management experience in both established and start-up companies. She previously served with The Kendall Company, a Tyco International Ltd. Company, as a member of their Marketing/General Management Team, heading divisions with sales upwards of $150 million dollars. In her role as Director of Marketing and Strategic Planning Manager, Ms. Plovnick oversaw mergers and acquisitions, product license/transfer agreements, and joint ventures with major corporations. She earned her BA from the University of Illinois and her MBA from Clark University in Worcester, MA.

Charter's operations will be conducted independently from the operations of Service 1st Bancorp's other subsidiary, Service 1st Bank. Any non-interest income and expense generated from Charter's operations will be reflected in the results of operations and consolidated financial statements of Service 1st Bancorp.

Service 1st Bancorp previously announced in a press release dated October 28, 2005 and in its Form 8-K filed with the Securities and Exchange Commission on the same date, its intention to acquire Charter Capital Services, LLC, a

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California limited liability company, as the vehicle through which it proposed to conduct such consulting services. It also announced that Mr. Hyzdu would transition from his responsibilities at Service 1st Bank to assume responsibility for operations at the proposed subsidiary and in connection with planning for future expansion of business opportunities for Service 1st Bancorp. "We subsequently determined that incorporating a new company as a wholly-owned subsidiary was preferable to acquisition of an existing entity from the perspectives of expense, liability and timing," said John Brooks. "In connection with this change, we also determined to revise our plans related to realignment of operational responsibilities resulting in Patrick Carman's assumption of the role as Chief Operating Officer of Service 1st Bank and the addition of Ms. Plovnick as a member of the Charter management team. These actions allow Mr. Hyzdu to effectively delegate certain operational matters to Mr. Carman and Ms. Plovnick thereby eliminating the necessity for Mr. Hyzdu to transition from his responsibilities to Service 1st Bank as originally anticipated," said John Brooks.

                             About Service 1st Bank
                             ----------------------

Service 1st Bank is a full service, independent banking institution with total assets of $186 million operating full service branches in Stockton and Tracy. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

                           Forward Looking Statements
                           --------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
--------------------
Any inquiries may be directed to:
John Brooks at (209) 820-7953/ jbrooks@service1stbank.com, or Bryan Hyzdu at
(209) 993-2202/  bhyzdu@service1stbank.com

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